UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016 (June 20, 2016)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15850 Dallas Parkway, Suite 140

Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2016, DGSE Companies, Inc. (“DGSE” or the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with Elemetal, LLC (“Elemetal”), and NTR Metals, LLC (“NTR”), pursuant to which (i) DGSE agreed to sell and issue to NTR shares of Common Stock at a stock price of $0.41 per share in exchange for the cancellation and forgiveness of all amounts outstanding under that certain Loan Agreement between DGSE and NTR dated July 19, 2012 and an associated $7,500,000 Revolving Credit Note of the same date executed by DGSE in favor of NTR (which indebtedness and accrued interest as of June 17, 2016 was $2,416,428.35), and (ii) DGSE agreed to sell and issue to Elemetal 8,536,585 shares of Common Stock at a stock price of $0.41 per share and a warrant to purchase an additional 1,000,000 shares of Common Stock at an exercise price of $0.65 per share (the “Warrant”) in exchange for the cancellation and forgiveness of $3,500,000 of trade payables owed to Elemetal as a result of bullion-related transactions (together, the “Transactions”). In connection with the closing of the Purchase Agreement, DGSE will enter into a registration rights agreement with NTR and Elemetal (the “Registration Rights Agreement” and together with the Purchase Agreement and the Warrant, the “Transaction Documents”) providing for, among other things, demand and piggyback registration rights with respect to the shares to be issued and registration procedures. The closing of the Transactions is expected to take place following satisfaction of various closing conditions, including obtaining the approval of DGSE’s stockholders.

A summary of the material provisions of the Transaction Documents is provided below. The descriptions of the Transaction Documents below are qualified in their entirety by reference to the Purchase Agreement, form of Warrant and form of Registration Rights Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively.

•	Price per share of Common Stock. The shares of Common Stock to be issued pursuant to the Purchase Agreement will be issued at a price of $0.41 per share.

•	Timing of Issuance of Common Stock. The consummation of the sale and issuance to, and purchase by, NTR and Elemetal is to occur as soon as practicable after the satisfaction or waiver of the conditions precedent set forth in the Purchase Agreement.

•	Exercise Price per Share for Warrant. The Warrant to be issued to Elemetal will have an exercise price of $0.65 per share. The exercise price is subject to adjustments in the event of (i) reclassifications; (ii) subdivision or combination of shares; (iii) non-cash dividends; (iv) fundamental transactions; and (v) certain other matters, each as set forth in more detail in Sections 3 and 4 of the Warrant.

•	Restricted Securities. The shares of Common Stock, and the warrant to purchase additional shares of Common Stock, and the shares of Common Stock issuable under exercise of the warrant will be issued in a transaction not involving any public offering and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, will be deemed “restricted securities” under Rule 144 promulgated under the Securities Act.

•	Representations, Warranties and Covenants. The Purchase Agreement contains customary representations, warranties and covenants by the Company, NTR and Elemetal. The Company has agreed to call and hold a stockholders’ meeting and use its commercially reasonable efforts to secure all required approvals with respect to the Transactions.

•	Conditions Precedent. The Purchase Agreement contains certain conditions to closing, including that the Transactions shall have received (i) all requisite approvals of the stockholders of the Company required pursuant to Nevada law, the Company’s Articles of Incorporation and Bylaws and the rules and regulations of the NYSE MKT and (ii) approval of a majority of the shares of Common Stock of the Company present in person or proxy at a meeting of the Company’s stockholders called for such purpose that are not owned, beneficially or of record, by Elemetal, NTR or any of their respective affiliates. Additionally, a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock (the “Amendment Proposal”) shall have received all requisite approval of the stockholders of the Company, and the additional listing application for the shares to be issued to Elemetal and NTR shall have been approved by the NYSE MKT.

•	Termination. The Purchase Agreement may be terminated and the Transactions abandoned at any time prior to the closing by mutual written consent of the Company, NTR and Elemetal or by either the Company, NTR or Elemetal (i) after the Stockholder Meeting, if, at the Stockholder Meeting, the Transactions do not receive the requisite approval of the Company’s stockholders or the Amendment Proposal does not receive the requisite approval of the Company’s stockholders, or (ii) on or after December 31, 2016 if the Transactions have not been completed.

•	Warrant. The Warrant represents the right to acquire 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.65 per share. The Warrant has a two-year term beginning on the date of the closing of the Transactions and is assignable by Elemetal.

•	Registration Rights. The Registration Rights Agreement provides for piggyback registration rights in the event that the Company proposes to register any of its equity securities for sale to the public, subject to certain exclusions. The Registration Rights Agreement also provides for six (6) requests for registration on Form S-1 or Form S-3 (or any successor form) for a public offering of all or a portion of the registrable securities held by Elemetal or NTR so long as such stockholder holds at least five percent (5%) of the shares of Common Stock outstanding on the date of the Registration Rights Agreement.

The Transactions were recommended by a special committee of independent directors of the Company’s Board of Directors and were approved by the full Board of Directors, who recommended that they be submitted to the stockholders for approval.

On June 21, 2016, the Company issued a press release announcing that the Company entered into the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 in its entirety. DGSE is issuing the Common Stock and the Warrant in reliance upon the exemption from registration under Section 4(2) of the Securities Act, and in reliance upon issuance being a transaction by DGSE not involving any public offering. The shares of Common Stock, the Warrant, and the shares of Common Stock issuable upon exercise of the Warrant, will be deemed “restricted securities” under Rule 144 promulgated under the Securities Act.

Item 5.01	Changes in Control of Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 in its entirety.

As of April 15, 2016, Elemetal beneficially owned 9,278,142 shares of Common Stock (including an option to purchase 5,000,000 shares of the Company’s common stock at a price of $15 per share, which option is vested and exercisable and expires on October 25, 2016), or 53.5%, of the issued and outstanding Common Stock of the Company (assuming exercise of the option). Excluding shares covered by the option, Elemetal’s ownership percentage of the issued and outstanding shares as of April 15, 2016 would have been approximately 34.7%. As of April 15, 2016, NTR (an affiliate of Elemetal) owned 416,900 shares of Common Stock, or 3.4% of the issued and outstanding shares of Common Stock of the Company. Assuming the full exercise of the Warrant, Elemetal will acquire a total of 9,536,585 shares of our Common Stock and NTR will acquire more than 5,893,727 shares of our Common Stock pursuant to the Transactions (the exact number of shares to be acquired by Elemetal will depend on the outstanding principal and interest due under the Loan Agreement on the closing date of the Transactions). As a result, if the Transactions close, Elemetal and NTR are expected to collectively beneficially own greater than 75% of the outstanding Common Stock of the Company (assuming the exercise of both the option and the Warrant).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Stock Purchase Agreement, dated June 20, 2016, by and among the Company, Elemetal and NTR
10.2	Form of Warrant to Purchase Shares of Common Stock of the Company
10.3	Form of Registration Rights Agreement
99.1	Press Release issued by the Company dated June 21, 2016

Important Information

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of the Company’s Common Stock, the Warrant and the shares of the Company’s Common Stock issuable upon exercise of the Warrant are being so issued and purchased pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

In connection with its efforts to obtain stockholder approval of the Transactions (as described above) and certain related matters, the Company will file with the SEC and mail to its stockholders of record a Definitive Proxy Statement on Schedule 14A, which will contain information about the Company, the Transactions and the related matters to be voted upon by the Company’s stockholders at the Company’s 2016 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

In addition to receiving the Definitive Proxy Statement on Schedule 14A from the Company by mail, the Definitive Proxy Statement on Schedule 14A, as well as other filings containing information about the Company, may also be obtained, without charge, from the SEC’s website at www.sec.gov.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies. Information concerning the interests of the Company’s directors and executive officers in the Transactions will be set forth in the Definitive Proxy Statement on Schedule 14A. Other information concerning the Company and its directors and executive officers is contained in the Company’s other filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016 and amended on April 27, 2016 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 that was filed with the SEC on May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DGSE COMPANIES, INC.

	By:	/s/ MATTHEW PEAKES
Matthew Peakes
Chief Executive Officer

Date: June 22, 2016

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Stock Purchase Agreement, dated June 20, 2016, by and among the Company, Elemetal and NTR
10.2	Form of Warrant to Purchase Shares of Common Stock of the Company
10.3	Form of Registration Rights Agreement
99.1	Press Release issued by the Company dated June 21, 2016